Exhibit 99.1

LGL GROUP NAMES COMPANY VETERAN ZYLSTRA AS CHIEF EXECUTIVE OFFICER, RELOCATES HEADQUARTERS TO ORLANDO, AND FURTHER ELECTS NEW CHIEF FINANCIAL OFFICER, AND PREVIOUS CEO HEALY TO THE BOARD

Orlando, FL, December 28, 2007-- The LGL Group, Inc. (LGL:ASE) today announced that Robert R. Zylstra has been appointed President and Chief Executive Officer of the Company, and has moved the headquarters of its operations to its Orlando manufacturing facility.

Mr. Zylstra has served as Senior Vice President of Operations of the Company since September, 2006, President and Chief Executive Officer of the Company’s principal subsidiary, M-tron Industries, Inc. since January 2000.  Mr. Zylstra has an MA in Mechanical Engineering from the University of Iowa, and BS in Mathematics and Physics from Iowa State University.

Mr. Zylstra pointed out that the “frequency control business is a highly fragmented industry that has opportunities for growth and margin improvements. There are a large number of smaller participants that have proprietary value-added technologies. We feel that LGL’s structure as a public company gives us leverage in consolidating this market globally, given our presence in the U.S., Delhi and Hong Kong; and consistent with the Company’s track record, we are not ruling out partnerships and acquisitions” he said.

The Company also names Harold D. Castle as Chief Financial Officer of the Company, replacing Steve Pegg.  Mr. Castle served with Ernst & Young earlier in his career, and most recently was a financial and accounting consultant since 2004.   Mr. Castle has a BS in Accounting from Fairleigh Dickinson University, Rutherford, NJ and is a Certified Public Accountant in the State of New Jersey.

Concurrent with these appointments, Mr. Healy, the company’s previous President and CEO, was elected to the Company’s Board of Directors. “I am pleased to continue my efforts with LGL. After helping to finalize the restructuring of the business, LGL is now a single line business with many blue chip customers and a broad array of prospects” said Mr. Healy.

LGL Group is the holding company for MtronPTI (www.mtronpti.com), a leading global manufacturer and marketer of custom-designed electronic components used to control the frequency of electronic signals in communications equipment.

Contact: Victor Emmanuel, VJE Consultants: (914) 305-5198